PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated July 21, 2006)	Registration No. 333-135464
$500,000,000
Allied World Assurance Company Holdings, Ltd
7.50% Senior Notes due 2016
     This Prospectus Supplement No. 6 supplements the Market-Making Prospectus, dated July 21, 2006, as supplemented, relating to the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus.
     This Prospectus Supplement No. 6 includes a Current Report on Form 8-K filed with the SEC on February 13, 2007. The Form 8-K includes an earnings release announcing the issuer’s financial results for the fourth quarter and year-end 2006.
     You should read this Prospectus Supplement No. 6 in conjunction with the Market-Making Prospectus, as supplemented. This Prospectus Supplement No. 6 updates information in the Market-Making Prospectus, as supplemented, and, accordingly, to the extent inconsistent, the information in this Prospectus Supplement No. 6 supersedes the information contained in the Market-Making Prospectus, as supplemented.
     Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus, as supplemented, and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is February 13, 2007.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2007

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32938	98-0481737
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 2.02. Results of Operations and Financial Condition.
     On February 12, 2007, Allied World Assurance Company Holdings, Ltd issued a press release reporting its fourth quarter and year-end results for 2006 and the availability of its fourth quarter and year-end 2006 financial supplement. The press release and the financial supplement are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively. The information hereunder is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
99.1	Press release, dated February 12, 2007, reporting fourth quarter and year-end results for 2006.

99.2	Fourth Quarter and Year-End 2006 Financial Supplement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Dated: February 12, 2007	By:	/s/ Joan H. Dillard

	Name:	Joan H. Dillard
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release, dated February 12, 2007, reporting fourth quarter and year-end results for 2006.

99.2	Fourth Quarter and Year-End 2006 Financial Supplement.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD REPORTS RECORD
FOURTH QUARTER AND FULL YEAR
2006 OPERATING RESULTS
PEMBROKE, BERMUDA, February 12, 2007 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $128.4 million, or $2.04 per diluted share, for the fourth quarter 2006 compared to a net loss of $12.3 million, or $0.24 per diluted share, for the fourth quarter 2005. Net income for the year ended December 31, 2006 was $442.8 million, or $7.75 per diluted share, compared to a net loss of $159.8 million, or $3.19 per diluted share, for the year ended December 31, 2005. Results in 2005 were adversely impacted by Hurricanes Katrina, Rita and Wilma.
The company reported record operating income of $133.6 million, or $2.12 per diluted share, for the fourth quarter 2006 compared to an operating loss of $5.3 million, or $0.11 per diluted share, for the fourth quarter 2005. Operating income for the year ended December 31, 2006 was $472.1 million, or $8.27 per diluted share, compared to a net loss of $147.4 million, or $2.94 per diluted share, for the year ended December 31, 2005.
President and Chief Executive Officer Scott Carmilani commented, “During the quarter, Allied World marked its fifth anniversary, and we are very proud of what we have accomplished in our first five years. In 2006, we took the company public, consolidated our Bermuda operations into new corporate headquarters and expanded our U.S. operating platform.”
“On top of these successes, each operating segment performed extremely well during 2006, and we can now report record net and operating income for the quarter and for the full year. We have grown our diluted book value per share by 25% during the year and increased our capital base to over $2.7 billion, a 42% increase from the beginning of the year.”
Mr. Carmilani continued, “As a maturing company with a global diversified platform firmly in place, we are working to maintain our underwriting discipline through the current market conditions. We are bolstered by a very strong balance sheet, strong financial ratings, and an invested asset base that is approaching $6 billion. We believe that we are very well positioned as we move forward in 2007.”
Underwriting Results
Gross premiums written were $280.1 million in the fourth quarter 2006, a 1.2% decrease compared to $283.4 million in the fourth quarter 2005. For the year ended December 31, 2006, gross premiums written totaled $1,659.0 million, a 6.3% increase compared to $1,560.3 million for the year ended December 31, 2005. This increase was primarily the result of increased premiums from the company’s reinsurance segment due to new business written during the year and from upward premium adjustments on prior year business. In addition, premiums written increased due to continued expansion of the company’s U.S distribution platform and from increases in general property rates in certain North America catastrophe exposed areas and increased market opportunities that developed following the 2005 hurricane season.

Net premiums written were $210.7 million in the fourth quarter 2006, a 1.3% decrease compared to $213.6 million in the fourth quarter 2005. For the year ended December 31, 2006, net premiums written totaled $1,306.6 million, a 6.9% increase compared to $1,222.0 million for the year ended December 31, 2005, which corresponds with the increase in gross premiums written during the same period.
Net premiums earned in the fourth quarter 2006 were $319.8 million, a 5.9% increase compared to $302.0 million in the fourth quarter 2005. For the year ended December 31, 2006, net premiums earned totaled $1,252.0 million, a 1.5% decrease from net premiums earned of $1,271.5 million for the year ended December 31, 2005. This decrease reflects the reduced level of net premiums written during 2005.
The combined ratio was 75.3% in the fourth quarter 2006 compared to 115.8% in the fourth quarter 2005. The loss ratio was 53.9% in the fourth quarter 2006 compared to 95.6% in the fourth quarter 2005. During the fourth quarter 2006, the company recorded net favorable reserve development on prior accident years of $43.1 million, a benefit of 13.5 percentage points to the company’s loss ratio for this quarter. The combined ratio for the year ended December 31, 2006 was 78.8% compared to 124.4% for the year ended December 31, 2005. Results for the quarter ended December 31, 2005 were impacted by Hurricane Wilma while results for the year ended December 31, 2005 were adversely impacted by Hurricanes Katrina, Rita and Wilma.
Investment Results
Net investment income in the fourth quarter 2006 was $66.0 million, an increase of 29.9% over the $50.8 million of net investment income in the fourth quarter 2005. For the year ended December 31, 2006, net investment income was $244.4 million, an increase of 36.9% over $178.6 million for the year ended December 31, 2005. These increases primarily reflect the increase in the company’s invested asset base driven by strong operating cash flows and the receipt of approximately $316 million in net proceeds from the company’s initial public offering completed in July 2006. During the fourth quarter 2006, the company recorded net realized losses of $4.2 million compared to net realized losses of $5.3 million in the fourth quarter 2005. For the year ended December 31, 2006, the company recorded net realized losses of $28.7 million compared to net realized losses of $10.2 million for the year ended December 31, 2005.
Legal Matter
The company has a pending legal matter stemming from a Civil Investigative Demand received from the State of Texas in November 2005. Based on discussions with representatives of the Attorney General of that state, the investigation is currently expected to proceed to a settlement. This is likely to result in certain payments that would be adverse to the company. Based on those discussions, the company has reserved $2.1 million for settlement payments to be made to the State of Texas.

Shareholders’ Equity
Shareholders’ equity exceeded $2.2 billion at December 31, 2006, including net proceeds from the company’s initial public offering, compared to $1.4 billion reported at December 31, 2005. Diluted book value per share was $35.26 at December 31, 2006 compared to $28.20 at December 31, 2005. The company’s annualized return on average equity for the quarter and the year ended December 31, 2006 was 23.9% and 24.2%, respectively. The company’s annualized operating return on average equity for the quarter and the year ended December 31, 2006 was 24.8% and 25.8%, respectively.
Conference Call
Allied World Assurance Company Holdings, Ltd will host a conference call on Tuesday, February 13, 2007 at 8:30 a.m. (Eastern Time) to discuss its fourth quarter financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 203-3436 (U.S. and Canada callers) or (617) 213-8849 (international callers) and entering the passcode 43663034 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Tuesday, February 27, 2007 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 19573156. In addition, the webcast will remain available online through Tuesday, February 27, 2007 at www.awac.com.
Financial Supplement
A financial supplement relating to the fourth quarter of 2006 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized return on average equity” (ROAE) is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, founded in November 2001, is one of Bermuda’s leading property and casualty insurers. The company, through its operating subsidiaries, offers property and casualty insurance and reinsurance on a worldwide basis. The principal operating subsidiaries of Allied World Assurance Company Holdings, Ltd have A (Excellent) ratings from A.M. Best Company and A- ratings from Standard & Poor’s. The company’s Bermuda and U.S. operating subsidiaries are rated A2 by Moody’s Investors Service.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. Statements that are not historical facts, including statements that use terms such as “believes,” “anticipates,” “intends” or “expects” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (b) the effects of investigations into market practices, in particular insurance brokerage practices, together with any legal or regulatory proceedings, related settlements and industry reform or other changes arising therefrom; (c) the impact of acts of terrorism and acts of war; (d) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated; (e) increased competition due to an increase in capacity of property and casualty insurers or reinsurers; (f) the inability to obtain or maintain financial strength ratings by one or more of the company’s subsidiaries; (g) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (h) the company or one of its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; (i) changes in regulations or tax laws applicable to the company, its subsidiaries, brokers or customers; (j) changes in the availability, cost or quality of reinsurance or retrocessional coverage; (k) loss of key personnel; (l) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect the company’s investment portfolio; and (m) such other risk factors as may be discussed in our most recent documents on file with the SEC. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Gross premiums written	$280,111	$283,393	$1,659,025	$1,560,326
Premiums ceded	(69,372)	(69,822)	(352,429)	(338,375)

Net premiums written	210,739	213,571	1,306,596	1,221,951
Change in unearned premiums	109,052	88,461	(54,586)	49,560

Net premiums earned	319,791	302,032	1,252,010	1,271,511

Net investment income	66,009	50,823	244,360	178,560
Net realized investment losses	(4,190)	(5,286)	(28,678)	(10,223)

Total Revenue	381,610	347,569	1,467,692	1,439,848

Expenses:
Net losses and loss expenses	172,395	288,669	739,133	1,344,600
Acquisition costs	34,568	33,604	141,488	143,427
General and administrative expenses	33,856	27,594	106,075	94,270
Interest expense	9,510	5,832	32,566	15,615
Foreign exchange loss	1,092	1,670	601	2,156

Total Expenses	251,421	357,369	1,019,863	1,600,068

Income (loss) before income taxes	130,189	(9,800)	447,829	(160,220)
Income tax expense (recovery)	1,827	2,478	4,991	(444)

NET INCOME (LOSS)	$128,362	$(12,278)	$442,838	$(159,776)

PER SHARE DATA:
Basic earnings (loss) per share	$2.13	$(0.24)	$8.09	$(3.19)
Diluted earnings (loss) per share	$2.04	$(0.24)	$7.75	$(3.19)

Weighted average common shares outstanding	60,284,459	50,162,842	54,746,613	50,162,842

Weighted average common shares and common share equivalents outstanding	62,963,243	50,162,842	57,115,171	50,162,842

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of December	As of December
	31, 2006	31, 2005
ASSETS:

Fixed maturity investments available for sale at fair value (amortized cost: 2006: $5,188,379; 2005: $4,442,040)	$5,177,812	$4,390,457
Other invested assets available for sale, at fair value (cost: 2006: $245,657; 2005: $270,138)	262,557	296,990
Cash and cash equivalents	366,817	172,379
Restricted cash	138,223	41,788
Securities lending collateral	304,742	456,792
Insurance balances receivable	304,261	218,044
Prepaid reinsurance	159,719	140,599
Reinsurance recoverable	689,105	716,333
Accrued investment income	51,112	48,983
Deferred acquisition costs	100,326	94,557
Intangible assets	3,920	3,920
Balances receivable on sale of investments	16,545	3,633
Income tax assets	5,140	8,516
Other assets	40,301	17,501

Total assets	$7,620,580	$6,610,492

LIABILITIES:
Reserve for losses and loss expenses	$3,636,997	$3,405,353
Unearned premiums	813,797	740,091
Unearned ceding commissions	23,914	27,465
Reinsurance balances payable	82,212	28,567
Securities lending payable	304,742	456,792
Senior notes	498,577	—
Long term debt	—	500,000
Accounts payable and accrued liabilities	40,257	31,958

Total liabilities	$5,400,496	$5,190,226

SHAREHOLDERS’ EQUITY:

Common stock, par value $0.03 per share, issued and outstanding 2006: 60,287,696 shares; 2005: 50,162,842 shares	1,809	1,505
Additional paid-in capital	1,822,607	1,488,860
Retained earnings (accumulated deficit)	389,204	(44,591)
Accumulated other comprehensive income (loss): net unrealized gains (losses) on investments, net of tax	6,464	(25,508)

Total shareholders’ equity	2,220,084	1,420,266

Total liabilities and shareholders’ equity	$7,620,580	$6,610,492

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Three Months Ended December 31, 2006	Property	Casualty	Reinsurance	Total
Gross premiums written	$89,072	$147,314	$43,725	$280,111
Net premiums written	40,846	126,169	43,724	210,739
Net premiums earned	49,151	133,805	136,835	319,791
Net losses and loss expenses	(28,029)	(72,766)	(71,600)	(172,395)
Acquisition costs	(384)	(6,821)	(27,363)	(34,568)
General and administrative expenses	(8,061)	(16,935)	(8,860)	(33,856)

Underwriting income	12,677	37,283	29,012	78,972
Net investment income				66,009
Net realized investment losses				(4,190)
Interest expense				(9,510)
Foreign exchange loss				(1,092)

Income before income taxes				$130,189

GAAP Ratios:
Loss and loss expense ratio	57.0%	54.4%	52.3%	53.9%
Acquisition cost ratio	0.8%	5.1%	20.0%	10.8%
General and administrative expense ratio	16.4%	12.6%	6.5%	10.6%

Combined ratio	74.2%	72.1%	78.8%	75.3%

Three Months Ended December 31, 2005	Property	Casualty	Reinsurance	Total
Gross premiums written	$96,420	$154,563	$32,410	$283,393
Net premiums written	47,505	133,770	32,296	213,571
Net premiums earned	48,276	133,481	120,275	302,032
Net losses and loss expenses	(64,926)	(108,385)	(115,358)	(288,669)
Acquisition costs	2,035	(8,668)	(26,971)	(33,604)
General and administrative expenses	(6,067)	(13,598)	(7,929)	(27,594)

Underwriting (loss) income	(20,682)	2,830	(29,983)	(47,835)
Net investment income				50,823
Net realized investment losses				(5,286)
Interest expense				(5,832)
Foreign exchange loss				(1,670)

Loss before income taxes				$(9,800)

GAAP Ratios:
Loss and loss expense ratio	134.5%	81.2%	95.9%	95.6%
Acquisition cost ratio	(4.2%)	6.5%	22.4%	11.1%
General and administrative expense ratio	12.6%	10.2%	6.6%	9.1%

Combined ratio	142.8%	97.9%	124.9%	115.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Year Ended December 31, 2006	Property	Casualty	Reinsurance	Total
Gross premiums written	$463,903	$622,387	$572,735	$1,659,025
Net premiums written	193,655	540,980	571,961	1,306,596
Net premiums earned	190,784	534,294	526,932	1,252,010
Net losses and loss expenses	(114,994)	(331,759)	(292,380)	(739,133)
Acquisition costs	2,247	(30,396)	(113,339)	(141,488)
General and administrative expenses	(26,294)	(52,809)	(26,972)	(106,075)

Underwriting income	51,743	119,330	94,241	265,314
Net investment income				244,360
Net realized investment losses				(28,678)
Interest expense				(32,566)
Foreign exchange loss				(601)

Income before income taxes				$447,829

GAAP Ratios:
Loss and loss expense ratio	60.3%	62.1%	55.5%	59.0%
Acquisition cost ratio	(1.2%)	5.7%	21.5%	11.3%
General and administrative expense ratio	13.8%	9.9%	5.1%	8.5%

Combined ratio	72.9%	77.7%	82.1%	78.8%

Year Ended December 31, 2005	Property	Casualty	Reinsurance	Total
Gross premiums written	$412,879	$633,075	$514,372	$1,560,326
Net premiums written	170,781	557,622	493,548	1,221,951
Net premiums earned	226,828	581,330	463,353	1,271,511
Net losses and loss expenses	(410,265)	(430,993)	(503,342)	(1,344,600)
Acquisition costs	(5,685)	(33,544)	(104,198)	(143,427)
General and administrative expenses	(20,261)	(44,273)	(29,736)	(94,270)

Underwriting (loss) income	(209,383)	72,520	(173,923)	(310,786)
Net investment income				178,560
Net realized investment losses				(10,223)
Interest expense				(15,615)
Foreign exchange loss				(2,156)

Loss before income taxes				$(160,220)

GAAP Ratios:
Loss and loss expense ratio	180.9%	74.1%	108.6%	105.7%
Acquisition cost ratio	2.5%	5.8%	22.5%	11.3%
General and administrative expense ratio	8.9%	7.6%	6.4%	7.4%

Combined ratio	192.3%	87.5%	137.5%	124.4%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income (loss)	$128,362	$(12,278)	$442,838	$(159,776)
Net realized investment losses	4,190	5,286	28,678	10,223
Foreign exchange loss	1,092	1,670	601	2,156

Operating income (loss)	$133,644	$(5,322)	$472,117	$(147,397)

Weighted average common shares outstanding:
Basic	60,284,459	50,162,842	54,746,613	50,162,842
Diluted	62,963,243	50,162,842	57,115,171	50,162,842

Basic per share data:
Net income (loss)	$2.13	$(0.24)	$8.09	$(3.19)
Net realized investment losses	0.07	0.11	0.52	0.21
Foreign exchange loss	0.02	0.02	0.01	0.04

Operating income (loss)	$2.22	$(0.11)	$8.62	$(2.94)

Diluted per share data
Net income (loss)	$2.04	$(0.24)	7.75	$(3.19)
Net realized investment losses	0.06	0.11	0.51	0.21
Foreign exchange loss	0.02	0.02	0.01	0.04

Operating income (loss)	$2.12	$(0.11)	8.27	$(2.94)

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of December	As of December
	31, 2006	31, 2005
Price per share at period end	$43.63	N/A

Total shareholders’ equity	2,220,084	1,420,266

Basic common shares outstanding	60,287,696	50,162,842

Add: unvested restricted share units	704,372	127,163
Add: long-term incentive plan share units	342,501	—
Add: dilutive options/warrants outstanding	6,695,990	662,833
Weighted average exercise price per share	$33.02	$24.88
Less: treasury stock method adjustment	(5,067,534)	(582,486)

Common shares and common share equivalents outstanding	62,963,025	50,370,352

Basic book value per common share	$36.82	$28.31
Diluted book value per common share	$35.26	$28.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Opening shareholders’ equity	$2,094,872	$1,441,956	$1,420,266	$2,138,521
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(3,447)	16,095	25,508	(33,171)

Adjusted opening shareholders’ equity	2,091,425	1,458,051	1,445,774	2,105,350

Closing shareholders’ equity	2,220,084	1,420,266	2,220,084	1,420,266
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(6,464)	25,508	(6,464)	25,508

Adjusted closing shareholders’ equity	2,213,620	1,445,774	2,213,620	1,445,774

Average shareholders’ equity	$2,152,523	$1,451,913	$1,829,697	$1,775,562

Net income (loss) available to shareholders	$128,362	$(12,278)	$442,838	$(159,776)
Annualized net income (loss) available to shareholders	513,448	(49,112)	442,838	(159,776)

Annualized return on average shareholders’ equity — net income (loss) available to shareholders	23.9%	(3.4%)	24.2%	(9.0%)

Operating income (loss) available to shareholders	$133,644	$(5,322)	$472,117	$(147,397)
Annualized operating income (loss) available to shareholders	534,576	(21,288)	472,117	(147,397)

Annualized return on average shareholders’ equity — operating income (loss) available to shareholders	24.8%	(1.5%)	25.8%	(8.3%)

For further information, please contact:

Investor Contact:	Media Contact:
Keith Lennox	Jamie Tully/Susan Burns
Allied World Assurance Company	Sard Verbinnen & Co
212-635-5319	212-687-8080
keith.lennox@awac.com	jtully@sardverb.com
sburns@sardverb.com

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Investor Contact:	This report is for informational purposes only. It should be read in conjunction with documents filed by Allied World Assurance Company Holdings, Ltd with the U.S. Securities and Exchange Commission.
Keith Lennox
Phone: (212) 635-5319
Fax: (212) 635-5532
email: keith.lennox@awac.com

NOTE ON FORWARD-LOOKING STATEMENTS
This report may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. Statements that are not historical facts, including statements that use terms such as “believes”, “anticipates”, “intends” or “expects” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this report should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (b) the effects of investigations into market practices, in particular insurance brokerage practices, together with any legal or regulatory proceedings, related settlements and industry reform or other changes arising therefrom; (c) the impact of acts of terrorism and acts of war; (d) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated; (e) increased competition due to an increase in capacity of property and casualty insurers or reinsurers; (f) the inability to obtain or maintain financial strength ratings by one or more of the company’s subsidiaries; (g) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (h) the company or one of its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; (i) changes in regulations or tax laws applicable to the company, its subsidiaries, brokers or customers; (j) changes in the availability, cost or quality of reinsurance or retrocessional coverage; (k) loss of key personnel; (l) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect the company’s investment portfolio; and (m) such other risk factors as may be discussed in our most recent documents on file with the U.S. Securities and Exchange Commission (“SEC”). We undertake no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
FINANCIAL SUPPLEMENT TABLE OF CONTENTS

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
BASIS OF PRESENTATION
DEFINITIONS AND PRESENTATION
- All financial information contained herein is unaudited.
- Unless otherwise noted, all data is in thousands of U.S. dollars, except for share, per share, percentage and ratio information.
- Allied World Assurance Company Holdings, Ltd, along with others in the industry, uses underwriting ratios as measures of performance. The loss ratio is calculated by dividing net losses and loss expenses by net premiums earned. The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned. The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned. The expense ratio is calculated by combining the acquisition cost ratio and the general and administrative expense ratio. The combined ratio is calculated by combining the loss ratio, the acquisition cost ratio and the general and administrative expense ratio. These ratios are relative measurements that describe for every $100 of net premiums earned or written, the cost of losses and expenses, respectively. The combined ratio presents the total cost per $100 of earned or written premium. A combined ratio below 100% demonstrates underwriting profit; a combined ratio above 100% demonstrates underwriting loss.
- In presenting the company’s results, management has included and discussed certain “non-GAAP” financial measures, as such term is defined in Regulation G promulgated by the SEC. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in this financial supplement. See page 22 for further details.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED FINANCIAL HIGHLIGHTS

		THREE MONTHS ENDED		YEAR ENDED		Previous		Previous
		DECEMBER 31,		DECEMBER 31,		Quarter		Year to Date
		2006	2005	2006	2005	Change		Change
HIGHLIGHTS	Gross premiums written	$280,111	$283,393	$1,659,025	$1,560,326		(1.2%)		6.3%
	Net premiums written	210,739	213,571	1,306,596	1,221,951		(1.3%)		6.9%
	Net premiums earned	319,791	302,032	1,252,010	1,271,511		5.9%		(1.5%)
	Net investment income	66,009	50,823	244,360	178,560		29.9%		36.9%
	Net income (loss)	128,362	(12,278)	442,838	(159,776)		(1145.5%)		(377.2%)
	Operating income (loss)	133,644	(5,322)	472,117	(147,397)		(2611.2%)		(420.3%)
	Total assets	7,620,580	6,610,492	7,620,580	6,610,492		15.3%		15.3%
	Total shareholders’ equity	2,220,084	1,420,266	2,220,084	1,420,266		56.3%		56.3%
	Cash flows from operating activities	111,141	140,206	762,146	730,111		(20.7%)		4.4%

PER SHARE	Basic earnings per share
AND SHARE DATA	Net income (loss)	$2.13	$(0.24)	$8.09	$(3.19)		(987.5%)		(353.6%)
	Operating income (loss)	$2.22	$(0.11)	$8.62	$(2.94)		(2118.2%)		(393.2%)
	Diluted earnings per share
	Net income (loss)	$2.04	$(0.24)	$7.75	$(3.19)		(950.0%)		(342.9%)
	Operating income (loss)	$2.12	$(0.11)	$8.27	$(2.94)		(2027.3%)		(381.3%)
	Weighted average common shares outstanding
	Basic	60,284,459	50,162,842	54,746,613	50,162,842
	Diluted	62,963,243	50,162,842	57,115,171	50,162,842
	Book value	$36.82	$28.31	$36.82	$28.31		30.1%		30.1%
	Diluted book value (treasury stock method)	$35.26	$28.20	$35.26	$28.20		25.0%		25.0%

FINANCIAL RATIOS	Return on average equity (ROAE), net income (loss)	23.9%	(3.4%)	24.2%	(9.0%)	27.3	pts	33.2	pts
	ROAE, operating income (loss)	24.8%	(1.5%)	25.8%	(8.3%)	26.3	pts	34.1	pts
	Annualized investment book yield	4.4%	3.7%	4.5%	3.9%	0.7	pts	0.6	pts

	Loss and loss expense ratio	53.9%	95.6%	59.0%	105.7%	(41.7	) pts	(46.7	) pts
	Acquisition cost ratio	10.8%	11.1%	11.3%	11.3%	(0.3	) pts	—	pts
	General and administrative expense ratio	10.6%	9.1%	8.5%	7.4%	1.5	pts	1.1	pts
	Expense ratio	21.4%	20.2%	19.8%	18.7%	1.2	pts	1.1	pts
	Combined ratio	75.3%	115.8%	78.8%	124.4%	(40.5	) pts	(45.6	) pts

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	DECEMBER 31, 2006	SEPTEMBER 30, 2006	JUNE 30, 2006	MARCH 31, 2006	DECEMBER 31, 2005	SEPTEMBER 30, 2005
Revenues
Gross premiums written	$280,111	$362,478	$518,316	$498,120	$283,393	$329,930
Net premiums written	$210,739	$298,016	$370,338	$427,503	$213,571	$249,720

Net premiums earned	$319,791	$317,759	$305,517	$308,943	$302,032	$313,276
Net investment income	66,009	61,407	54,943	62,001	50,823	47,592
Net realized investment (losses) gains	(4,190)	(9,080)	(10,172)	(5,236)	(5,286)	4,152

Total revenues	$381,610	$370,086	$350,288	$365,708	$347,569	$365,020

Expenses
Net losses and loss expenses	$172,395	$180,934	$179,844	$205,960	$288,669	$593,276
Acquisition costs	34,568	37,785	32,663	36,472	33,604	35,871
General and administrative expenses	33,856	25,640	26,257	20,322	27,594	20,795
Foreign exchange loss (gain)	1,092	(561)	(475)	545	1,670	(46)
Interest expense	9,510	9,529	7,076	6,451	5,832	5,146

Total expenses	$251,421	$253,327	$245,365	$269,750	$357,369	$655,042

Income (loss) before income taxes	$130,189	$116,759	$104,923	$95,958	$(9,800)	$(290,022)
Income tax expense (recovery)	1,827	2,774	2,553	(2,163)	2,478	(6,617)

Net income (loss)	$128,362	$113,985	$102,370	$98,121	$(12,278)	$(283,405)

GAAP Ratios
Loss and loss expense ratio	53.9%	56.9%	58.9%	66.7%	95.6%	189.4%
Acquisition cost ratio	10.8%	11.9%	10.7%	11.8%	11.1%	11.5%
General and administrative expense ratio	10.6%	8.1%	8.6%	6.6%	9.1%	6.6%

Expense ratio	21.4%	20.0%	19.3%	18.4%	20.2%	18.1%

Combined ratio	75.3%	76.9%	78.2%	85.1%	115.8%	207.5%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED	YEAR ENDED
	DECEMBER 31, 2006	DECEMBER 31, 2005
Revenues
Gross premiums written	$1,659,025	$1,560,326
Net premiums written	1,306,596	1,221,951

Net premiums earned	$1,252,010	$1,271,511
Net investment income	244,360	178,560
Net realized investment losses	(28,678)	(10,223)

Total revenues	$1,467,692	$1,439,848

Expenses
Net losses and loss expenses	$739,133	$1,344,600
Acquisition costs	141,488	143,427
General and administrative expenses	106,075	94,270
Foreign exchange loss	601	2,156
Interest expense	32,566	15,615

Total expenses	$1,019,863	$1,600,068

Income (loss) before income taxes	$447,829	$(160,220)
Income tax expense (recovery)	4,991	(444)

Net income (loss)	$442,838	$(159,776)

GAAP Ratios
Loss and loss expense ratio	59.0%	105.7%
Acquisition cost ratio	11.3%	11.3%
General and administrative expense ratio	8.5%	7.4%

Expense ratio	19.8%	18.7%

Combined ratio	78.8%	124.4%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED PREMIUM DISTRIBUTION
FOR THE THREE MONTHS ENDED DECEMBER 31, 2006
Gross Premiums Written = $280,111

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED PREMIUM DISTRIBUTION
FOR THE YEAR ENDED DECEMBER 31, 2006
Gross Premiums Written = $1,659,025

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2006

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$89,072	$147,314	$43,725	$280,111
Net premiums written	$40,846	$126,169	$43,724	$210,739

Net premiums earned	$49,151	$133,805	$136,835	$319,791

Total revenues	$49,151	$133,805	$136,835	$319,791

Expenses
Net losses and loss expenses	$28,029	$72,766	$71,600	$172,395
Acquisition costs	384	6,821	27,363	34,568
General and administrative expenses	8,061	16,935	8,860	33,856

Total expenses	$36,474	$96,522	$107,823	$240,819

Underwriting Income	$12,677	$37,283	$29,012	$78,972

GAAP Ratios
Loss and loss expense ratio	57.0%	54.4%	52.3%	53.9%
Acquisition cost ratio	0.8%	5.1%	20.0%	10.8%
General and administrative expense ratio	16.4%	12.6%	6.5%	10.6%

Expense ratio	17.2%	17.7%	26.5%	21.4%

Combined ratio	74.2%	72.1%	78.8%	75.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED SEGMENT RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2006

				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTALS
Revenues
Gross premiums written	$463,903	$622,387	$572,735	$1,659,025
Net premiums written	$193,655	$540,980	$571,961	$1,306,596

Net premiums earned	$190,784	$534,294	$526,932	$1,252,010

Total revenues	$190,784	$534,294	$526,932	$1,252,010

Expenses
Net losses and loss expenses	$114,994	$331,759	$292,380	$739,133
Acquisition costs	(2,247)	30,396	113,339	141,488
General and administrative expenses	26,294	52,809	26,972	106,075

Total expenses	$139,041	$414,964	$432,691	$986,696

Underwriting Income	$51,743	$119,330	$94,241	$265,314

GAAP Ratios
Loss and loss expense ratio	60.3%	62.1%	55.5%	59.0%
Acquisition cost ratio	(1.2%)	5.7%	21.5%	11.3%
General and administrative expense ratio	13.8%	9.9%	5.1%	8.5%

Expense ratio	12.6%	15.6%	26.6%	19.8%

Combined ratio	72.9%	77.7%	82.1%	78.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2006	DECEMBER 31, 2005
ASSETS
Fixed maturity investments available for sale, at fair value	$5,177,812	$4,390,457
Other invested assets available for sale, at fair value	262,557	296,990
Cash and cash equivalents	366,817	172,379
Restricted cash	138,223	41,788
Securities lending collateral	304,742	456,792
Insurance balances receivable	304,261	218,044
Prepaid reinsurance	159,719	140,599
Reinsurance recoverable	689,105	716,333
Accrued investment income	51,112	48,983
Deferred acquisition costs	100,326	94,557
Intangible assets	3,920	3,920
Balances receivable on sale of investments	16,545	3,633
Income tax assets	5,140	8,516
Other assets	40,301	17,501

TOTAL ASSETS	$7,620,580	$6,610,492

LIABILITIES
Reserve for losses and loss expenses	$3,636,997	$3,405,353
Unearned premiums	813,797	740,091
Unearned ceding commissions	23,914	27,465
Reinsurance balances payable	82,212	28,567
Securities lending payable	304,742	456,792
Senior notes	498,577	—
Long term debt	—	500,000
Accounts payable and accrued liabilities	40,257	31,958

TOTAL LIABILITIES	$5,400,496	$5,190,226

SHAREHOLDERS’ EQUITY
Common shares, par value $0.03 per share: 60,287,696 issued and outstanding (2005 - 50,162,842)	$1,809	$1,505
Additional paid-in capital	1,822,607	1,488,860
Retained earnings (accumulated deficit)	389,204	(44,591)
Accumulated other comprehensive income (loss): net unrealized gains (losses) on investments, net of tax	6,464	(25,508)

TOTAL SHAREHOLDERS’ EQUITY	$2,220,084	$1,420,266

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,620,580	$6,610,492

Book value per share	$36.82	$28.31
Diluted book value per share (treasury stock method)	35.26	$28.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
INVESTMENT PORTFOLIO

	DECEMBER 31, 2006		SEPTEMBER 30, 2006		JUNE 30, 2006		MARCH 31, 2006
	FAIR MARKET		FAIR MARKET		FAIR MARKET		FAIR MARKET
	VALUE		VALUE		VALUE		VALUE
MARKET VALUE
Fixed maturities available for sale	$5,177,812	95.2%	$5,283,799	95.4%	$4,808,403	94.8%	$4,530,702	94.5%
Other invested assets available for sale	262,557	4.8%	256,997	4.6%	264,700	5.2%	265,412	5.5%

Total	$5,440,369	100.0%	$5,540,796	100.0%	$5,073,103	100.0%	$4,796,114	100.0%

ASSET ALLOCATION BY MARKET VALUE
U.S. government and agencies	1,700,052	28.6%	$2,412,080	41.1%	$2,375,542	44.7%	$2,093,638	41.5%
Non-U.S. government securities	97,319	1.6%	99,504	1.7%	91,384	1.7%	86,227	1.7%
Corporate securities	1,318,136	22.2%	1,057,457	18.0%	839,861	15.8%	901,198	17.9%
Mortgage-backed securities	1,823,907	30.7%	1,456,789	24.9%	1,248,140	23.5%	1,252,926	24.9%
Asset-backed securities	238,398	3.9%	257,969	4.4%	253,476	4.8%	196,713	3.9%
Fixed Income Sub-Total	5,177,812	87.0%	5,283,799	90.1%	4,808,403	90.5%	4,530,702	89.9%
Global high-yield bond fund	33,031	0.6%	31,724	0.5%	30,519	0.6%	30,662	0.6%
Hedge funds	229,526	3.9%	225,273	3.9%	234,181	4.4%	234,750	4.7%
Cash & cash equivalents	505,040	8.5%	321,719	5.5%	237,222	4.5%	243,760	4.8%

Total	$5,945,409	100.0%	$5,862,515	100.0%	$5,310,325	100.0%	$5,039,874	100.0%

CREDIT QUALITY BY MARKET VALUE
U.S. government and agencies	1,700,052	32.8%	$2,412,080	45.7%	$2,374,326	49.5%	$2,093,639	46.2%
AAA/Aaa	2,426,331	46.9%	2,005,127	37.9%	1,752,653	36.4%	1,696,107	37.4%
AA/Aa	306,242	5.9%	274,377	5.2%	246,483	5.1%	125,120	2.8%
A/A	699,267	13.5%	546,204	10.3%	418,172	8.7%	594,014	13.1%
BBB/Baa	45,919	0.9%	46,011	0.9%	16,769	0.3%	21,822	0.5%

Total	$5,177,812	100.0%	$5,283,799	100.0%	$4,808,403	100.0%	$4,530,702	100.0%

STATISTICS
Annualized book yield, year to date	4.5%		4.3%		4.3%		4.3%
Duration	2.8 years		3.0 years		3.2 years		2.9 years
Average credit quality (S&P)	AA		AA		AA		AA

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANALYSIS OF RESERVE FOR LOSSES AND LOSS EXPENSES

		AT DECEMBER 31, 2006
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$285,199	$113,369	$197,366	$595,934
IBNR (net of reinsurance recoverable)	138,788	1,577,799	635,371	2,351,958

Total	$423,987	$1,691,168	$832,737	$2,947,892

IBNR/Total reserves (net of reinsurance recoverable)	32.7%	93.3%	76.3%	79.8%

		AT DECEMBER 31, 2005
				CONSOLIDATED
	PROPERTY	CASUALTY	REINSURANCE	TOTAL
Case reserves (net of reinsurance recoverable)	$347,025	$77,557	$240,131	$664,713
IBNR (net of reinsurance recoverable)	196,610	1,341,578	486,119	2,024,307

Total	$543,635	$1,419,135	$726,250	$2,689,020

IBNR/Total reserves (net of reinsurance recoverable)	36.2%	94.5%	66.9%	75.3%

	QUARTER ENDED	YEAR ENDED	QUARTER ENDED	YEAR ENDED
	DECEMBER 31, 2006	DECEMBER 31, 2006	DECEMBER 31, 2005	DECEMBER 31, 2005
Net losses incurred related to:
Current year	215,456	849,850	305,447	1,393,685
Prior years	(43,061)	(110,717)	(16,778)	(49,085)

Total incurred	172,395	739,133	288,669	1,344,600

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
CAPITAL STRUCTURE

	DECEMBER 31,	SEPTEMBER 30,	JUNE 30,	MARCH 31,	DECEMBER 31,
	2006	2006	2006	2006	2005
Senior notes/long-term debt	$498,577	$498,543	$500,000	$500,000	$500,000
Shareholders’ equity	2,220,084	2,094,872	1,565,062	1,478,907	1,420,266

Total capitalization	$2,718,661	$2,593,415	$2,065,062	$1,978,907	$1,920,266

Leverage ratios
Debt to total capitalization	18.3%	19.2%	24.2%	25.3%	26.0%

Annual net premiums written (trailing 12 months)	$1,306,596	$1,309,428	$1,261,132	$1,210,800	$1,221,951

Closing shareholders’ equity	$2,220,084	$2,094,872	$1,565,062	$1,478,907	$1,420,266
Deduct/(add): accumulated other comprehensive income (loss)	6,464	3,447	(83,144)	(64,988)	(25,508)

Adjusted shareholders’ equity	$2,213,620	$2,091,425	$1,648,206	$1,543,895	$1,445,774

Net premiums written (trailing 12 months) to adjusted shareholders’ equity	0.59	0.63	0.77	0.78	0.85

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
OPERATING INCOME RECONCILIATION AND
EARNINGS PER SHARE INFORMATION

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2006	2005	2006	2005
Net income (loss)	$128,362	$(12,278)	$442,838	$(159,776)
Add:
Net realized investment losses	4,190	5,286	28,678	10,223
Foreign exchange loss	1,092	1,670	601	2,156

Operating income (loss)	$133,644	$(5,322)	$472,117	$(147,397)

Weighted average common shares outstanding
Basic	60,284,459	50,162,842	54,746,613	50,162,842
Diluted	62,963,243	50,162,842	57,115,171	50,162,842

Basic per share data
Net income (loss)	$2.13	$(0.24)	$8.09	$(3.19)
Add:
Net realized investment losses	0.07	0.11	0.52	0.21
Foreign exchange loss	0.02	0.02	0.01	0.04

Operating income (loss)	$2.22	$(0.11)	$8.62	$(2.94)

Diluted per share data
Net income (loss)	$2.04	$(0.24)	$7.75	$(3.19)
Add (less):
Net realized investment losses	0.06	0.11	0.51	0.21
Foreign exchange loss	0.02	0.02	0.01	0.04

Operating income (loss)	$2.12	$(0.11)	$8.27	$(2.94)

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY AND
RECONCILIATION OF AVERAGE SHAREHOLDERS’ EQUITY

	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED	THREE MONTHS ENDED
	DECEMBER 31, 2006	SEPTEMBER 30, 2006	JUNE 30, 2006	MARCH 31, 2006	DECEMBER 31, 2005
Opening shareholders’ equity	$2,094,872	$1,565,062	$1,478,907	$1,420,266	$1,441,956
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(3,447)	83,144	64,988	25,508	16,095

Adjusted opening shareholders’ equity	$2,091,425	$1,648,206	$1,543,895	$1,445,774	$1,458,051

Closing shareholders’ equity	$2,220,084	$2,094,872	$1,565,062	$1,478,907	$1,420,266
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(6,464)	(3,447)	83,144	64,988	25,508

Adjusted closing shareholders’ equity	$2,213,620	$2,091,425	$1,648,206	$1,543,895	$1,445,774

Average shareholders’ equity	$2,152,523	$1,869,816	$1,596,051	$1,494,835	$1,451,913

Net income (loss) available to shareholders	$128,362	$113,985	$102,370	$98,121	$(12,278)
Annualized net income (loss) available to shareholders	513,448	455,940	409,480	392,484	(49,112)

Operating income (loss) available to shareholders	$133,644	$122,504	$112,067	$103,902	$(5,322)
Annualized operating income (loss) available to shareholders	534,576	490,016	448,268	415,608	(21,288)

Annualized return on average shareholders’ equity — net income (loss) available to shareholders	23.9%	24.4%	25.7%	26.3%	(3.4%)

Annualized return on average shareholders’ equity — operating income (loss) available to shareholders	24.8%	26.2%	28.1%	27.8%	(1.5%)

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
RETURN ON AVERAGE SHAREHOLDERS’ EQUITY AND
RECONCILIATION OF AVERAGE SHAREHOLDERS’ EQUITY

	YEAR ENDED	YEAR ENDED
	DECEMBER 31, 2006	DECEMBER 31, 2005
Opening shareholders’ equity	$1,420,266	$2,138,521
Add/(deduct): net unrealized losses (gains) on investments, net of tax	25,508	(33,171)

Adjusted opening shareholders’ equity	$1,445,774	$2,105,350

Closing shareholders’ equity	$2,220,084	$1,420,266
(Deduct)/add: net unrealized (gains) losses on investments, net of tax	(6,464)	25,508

Adjusted closing shareholders’ equity	$2,213,620	$1,445,774

Average shareholders’ equity	$1,829,697	$1,775,562

Net income (loss) available to shareholders	$442,838	$(159,776)

Operating income (loss) available to shareholders	$472,117	$(147,397)

Annualized return on average shareholders’ equity — net income (loss) available to ordinary shareholders	24.2%	(9.0%)

Annualized return on average shareholders’ equity — operating income (loss) available to shareholders	25.8%	(8.3%)

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
DILUTED BOOK VALUE PER SHARE

		DECEMBER 31,
		2006	2005
	Price per share at period end	$43.63	N/A

	Total shareholders’ equity	2,220,084	1,420,266

DILUTIVE COMMON SHARES OUTSTANDING:	Basic common shares outstanding	60,287,696	50,162,842
	Add: unvested restricted share units	704,372	127,163
	Add: Long-Term Incentive Plan share units	342,501	—
TREASURY STOCK METHOD	Add: dilutive options/warrants outstanding	6,695,990	662,833
	Weighted average exercise price per share	$33.02	$24.88
	Deduct: treasury stock method adjustment	(5,067,534)	(582,486)

	Common shares and common share equivalents outstanding	62,963,025	50,370,352

	Basic book value per common share	$36.82	$28.31
	Diluted book value per common share	$35.26	$28.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANNUALIZED INVESTMENT BOOK YIELD

	THREE MONTHS ENDED	THREE MONTHS ENDED	YEAR ENDED	YEAR ENDED
	DECEMBER 31, 2006	DECEMBER 31, 2005	DECEMBER 31, 2006	DECEMBER 31, 2005
Net investment income	66,009	50,823	244,360	178,560
Deduct: annual/non-recurring items	723	7,778	N/A	N/A

Net investment income, recurring	65,286	43,045	244,360	178,560

Annualized net investment income, recurring	261,144	172,180	244,360	178,560

Add: annual/non-recurring items	723	7,778	N/A	N/A

Normalized net investment income	261,867	179,958	244,360	178,560

Fixed maturity investments available for sale, amortized cost	5,289,411	4,389,361	4,442,040	3,890,759
Other invested assets, available for sale, cost	246,854	272,484	270,138	162,587
Cash and cash equivalents	270,848	175,933	172,379	200,812
Restricted cash	50,871	57,586	41,788	—
Balances receivable on sale of investments	70,174	300	3,633	—
Balances due on purchase of investments	(66,874)	(86,926)	—	—

Opening aggregate invested assets	5,861,284	4,808,738	4,929,978	4,254,158

Fixed maturity investments available for sale, amortized cost	5,188,379	4,442,040	5,188,379	4,442,040
Other invested assets, available for sale, cost	245,657	270,138	245,657	270,138
Cash and cash equivalents	366,817	172,379	366,817	172,379
Restricted cash	138,223	41,788	138,223	41,788
Balances receivable on sale of investments	16,545	3,633	16,545	3,633
Balances due on purchase of investments	—	—	—	—

Closing aggregate invested assets	5,955,621	4,929,978	5,955,621	4,929,978

Average aggregate invested assets	5,908,453	4,869,358	5,442,800	4,592,068

Annualized investment book yield	4.4%	3.7%	4.5%	3.9%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
ANNUALIZED INVESTMENT BOOK YIELD

	NINE MONTHS ENDED	SIX MONTHS ENDED	THREE MONTHS ENDED
	SEPTEMBER 30, 2006	JUNE 30, 2006	MARCH 31, 2006
Net investment income	178,351	116,944	62,001
Deduct: annual/non-recurring items	11,689	11,808	11,582

Net investment income, recurring	166,662	105,136	50,419

Annualized net investment income, recurring	222,216	210,272	201,676

Add: annual/non-recurring items	11,689	11,808	11,582

Normalized net investment income	233,905	222,080	213,258

Fixed maturity investments available for sale, amortized cost	4,442,040	4,442,040	4,442,040
Other invested assets, available for sale, cost	270,138	270,138	270,138
Cash and cash equivalents	172,379	172,379	172,379
Restricted cash	41,788	41,788	41,788
Balances receivable on sale of investments	3,633	3,633	3,633
Balances due on purchase of investments	—	—	—

Opening aggregate invested assets	4,929,978	4,929,978	4,929,978

Fixed maturity investments available for sale, amortized cost	5,289,411	4,907,653	4,613,208
Other invested assets, available for sale, cost	246,854	247,975	247,486
Cash and cash equivalents	270,848	223,602	188,599
Restricted cash	50,871	13,620	55,161
Balances receivable on sale of investments	70,174	2,433	1,224
Balances due on purchase of investments	(66,874)	(76,779)	—

Closing aggregate invested assets	5,861,284	5,318,504	5,105,678

Average aggregate invested assets	5,395,631	5,124,241	5,017,828

Annualized investment book yield	4.3%	4.3%	4.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
REGULATION G
In presenting the company’s results, management has included and discussed certain non-GAAP financial measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
OPERATING INCOME
Operating income is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. See page 16 for a reconciliation of operating income to net income.
ANNUALIZED RETURN ON AVERAGE EQUITY (ROAE)
Annualized return on average equity is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor is it likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. See pages 17 and 18 for reconciliations of average equity.
ANNUALIZED OPERATING RETURN ON AVERAGE EQUITY
Annualized operating return on average equity is calculated using 1) operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and 2) average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above. See page 16 for a reconciliation of net income to operating income and page 17 and 18 for reconciliations of average equity.
ANNUALIZED INVESTMENT BOOK YIELD
Annualized investment book yield is calculated by dividing normalized net investment income by average aggregate invested assets at book value. In calculating annualized investment book yield, normalized net investment income for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net investment income. Normalized net investment income is adjusted for known annual or non-recurring items. The company utilizes and presents the investment yield in order to better disclose the performance of the company’s investments and to show the components of the company’s ROAE. See pages 20 and 21 for reconciliations of annualized investment book yield.
DILUTED BOOK VALUE PER SHARE
The company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share. Please see page 19 for a reconciliation of diluted book value per share to basic book value per share.